LANDRY’S RESTAURANTS, INC. (LNY/NYSE) ANNOUNCES RESTAURANT CLOSURES DUE TO HURRICANE WILMA

Houston, Texas (October 27, 2005)

Landry’s Restaurants, Inc. (NYSE: LNY – News), one of the nation’s largest casual dining and entertainment companies, announced that nineteen restaurants in Florida, including the two Rainforest Cafe Disneyworld locations, closed October 24 and 25 as a result of Hurricane Wilma. Nine restaurants, primarily high volume waterfront units, remain closed as of Thursday, October 27 with no determinable reopening date due to the current power outages and several restaurants are operating with reduced hours due to local curfews. The Company also has three restaurants that remain closed due to Hurricane Katrina and remains unable to determine reopening dates. The Company estimates approximately $1.5 million — $2.0 million in fourth quarter lost revenues for closed stores through October 26 only, and is unable to estimate the aggregate fourth quarter lost revenues at this time.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta Chairman, President and CEO (713) 850-1010 www.landrysrestaurants.com	Rick H. Liem Sr. Vice President and CFO (713) 850-1010 www.landrysrestaurants.com